ARTHUR J. COERVER

June 10, 2005

Board of Directors
Collegiate Pacific Inc.
13950 Senlac Drive, Suite 100
Dallas, TX 75234

Re: Board Resignation

Gentlemen:

Effective immediately, I hereby resign as a director of Collegiate Pacific Inc. I have had no disagreements with the Company’s operations, policies or practices. I will continue to serve as the Company’s Chief Operating Officer.

I am submitting this resignation for the sole purpose of enabling the Company to have a least a majority of independent directors as required by the American Stock Exchange.

Very truly yours,

/s/ Arthur J. Coerver